AUTOMATIC & FACULTATIVE YRT REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

NATIONAL LIFE INSURANCE COMPANY

of Montpelier, Vermont

(hereinafter referred to as the “Company,” “you,” and “your”)

and

xxxxxxxxxxxxxxxxxxxxx

of xxxxxxxx

(hereinafter referred to as the “Reinsurer,” “we,” “our,” and “us”)

TABLE OF CONTENTS

ARTICLE I - PREAMBLE		5
1.	PARTIES TO THIS AGREEMENT	5
2.	EFFECTIVE DATE	5
3.	REGULATORY COMPLIANCE	5
4.	CONSTRUCTION	5
5.	ENTIRE AGREEMENT	6
6.	SEVERABILITY	6
7.	SURVIVAL	6

ARTICLE II - REINSURANCE COVERAGE		7
1.	SCOPE OF COVERAGE	7
2.	AUTOMATIC REINSURANCE	7
3.	FOREIGN RISKS	8
4.	FACULTATIVE REINSURANCE	8
5.	BASIS OF REINSURANCE	9

ARTICLE III - PROCEDURES		10
1.	AUTOMATIC REINSURANCE	10
2.	FACULTATIVE REINSURANCE	10
3.	POLICY EXPENSES	10
4.	REFERENCE MATERIALS	10

ARTICLE IV - LIABILITY		11
1.	LIABILITY	11
2.	COMMENCEMENT OF AUTOMATIC LIABILITY	11
3.	COMMENCEMENT OF FACULTATIVE LIABILITY	11
4.	CONDITIONAL RECEIPT LIABILITY	11
5.	CONTINUATION OF LIABILITY	12
6.	SALE, ASSIGNMENT, OR TRANSFER OF COVERAGE	12

ARTICLE V - REINSURANCE RATES AND PAYMENTS		13
1.	REINSURANCE RATES	13
2.	CURRENCY	13
3.	PAYMENTS	13
4.	PREMIUM TAX	14
5.	DAC TAX ELECTION	14
6.	EXPERIENCE REFUND	15

ARTICLE VI - CHANGES TO THE REINSURANCE		16
1.	CHANGES TO THE UNDERLYING POLICY	16
2.	INCREASES	16
3.	EXTENDED TERM AND REDUCED PAID-UP INSURANCE	16
4.	REDUCTIONS AND TERMINATIONS	16
5.	REINSTATEMENTS	17
6.	CONVERSIONS, EXCHANGES, AND REPLACEMENTS	18
7.	LAST SURVIVOR	18

ARTICLE VII - RECAPTURE		20
1.	RETENTION LIMIT INCREASES	20
2.	BASIS OF RECAPTURE	20
3.	METHOD OF RECAPTURE	20

ARTICLE VIII - CLAIMS		22
1.	NOTICE OF CLAIM	22
2.	SETTLEMENT OF CLAIMS	22
3.	CONTESTED CLAIMS	23
4.	CLAIM EXPENSES	23
5.	OTHER NON-CLAIM LITIGATION EXPENSES	24
6.	MISSTATEMENT OF AGE OR SEX	24
7.	EXTRA-CONTRACTUAL DAMAGES	24

ARTICLE IX - OFFSET		26

ARTICLE X - ERRORS AND OMISSIONS		27

ARTICLE XI - DISPUTE RESOLUTION AND ARBITRATION		29
1.	DISPUTE RESOLUTION	29
2.	BASIS FOR ARBITRATION	29
3.	ARBITRATION PROCEEDINGS	29

ARTICLE XII - INSOLVENCY		31

ARTICLE XIII - INSPECTION OF RECORDS		32

ARTICLE XIV - LETTER OF CREDIT		33
1.	RESERVE CREDIT	33
2.	LETTER OF CREDIT DRAW	33

ARTICLE XV - CONFIDENTIALITY		34

ARTICLE XVI - DURATION OF AGREEMENT		35

ARTICLE XVII - EXECUTION OF THE AGREEMENT		36

EXHIBIT A – REINSURANCE COVERAGE		37
I.	EFFECTIVE DATE	37
II.	CEDING COMPANY’S STATE OF DOMICILE	37
III.	BUSINESS COVERED	37
IV.	BASIS OF REINSURANCE	37
V.	PLANS, RIDERS, AND OTHER BENEFITS	37
VI.	RETENTION LIMITS	39
VII.	AUTOMATIC LIMITS	41
VIII. JUMBO RISK		43
IX.	FACULTATIVE SUBMISSIONS	43
EXHIBIT A-1 – FORMS, MANUALS, AND ISSUE RULES		44

EXHIBIT B – REINSURANCE ADMINISTRATION		45
I.	MONTHLY IN FORCE DETAIL REPORT	45
II.	MONTHLY BILLING INFORMATION	46
III.	MONTHLY PREMIUM SUMMARY REPORT	46
IV.	QUARTERLY VALUATION REPORT	47
V.	QUARTERLY POLICY EXHIBIT	47
VI.	ANNUAL OPINIONS	48
EXHIBIT B-1 – CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT		49

EXHIBIT C – REINSURANCE RATES AND ALLOWANCES		50

I.	AGE BASIS	50
II.	NET AMOUNT AT RISK	50
III.	REINSURANCE PREMIUMS	50
IV.	RATES FOR LIFE REINSURANCE	51
V.	POLICY FEE	51
VI.	RATES FOR SUBSTANDARD TABLE RATINGS	51
VII.	RATES FOR FLAT EXTRA RATINGS	51
VIII. RATES FOR WAIVER OF PREMIUM DISABILITY BENEFIT		51
IX.	RATES FOR ACCIDENTAL DEATH BENEFIT	52
X.	RATES FOR ACCELERATED CARE RIDER AND ACCELERATED BENEFIT RIDERS	52
XI.	RATES FOR BENEFICIARY INSURANCE OPTION	52
XII.	RATES FOR AUTOMATIC INCREASE RIDER	52
XIII. RATES FOR CONTINUING COVERAGE RIDER		52
XIV. RATES FOR QUALIFIED PENSION EXCHANGE PRIVILEGE RIDER		53
XV.	RATES FOR EXCHANGE TO NEW INSURED RIDER	53
XVI. RATES FOR POLICY SPLIT OPTION RIDER		53
XVII.RATES FOR OTHER INSURED RIDER & INDIVIDUAL TERM RIDER		53
XVIII.	PREMIUM TAXES	53
XIX. RECAPTURE PERIOD		53
XX.	CONVERSION RATES	53
XXI. EXPERIENCE REFUND		53
EXHIBIT C-1 – REINSURANCE RATE TABLE		54

EXHIBIT D – CONDITIONAL RECEIPT LIABILITY		55
I.	AUTOMATIC REINSURANCE	55
II.	FACULTATIVE REINSURANCE	55
EXHIBIT D-1 – INTERNAL CONDITIONAL RECEIPT PROCEDURES		56

ARTICLE I - PREAMBLE

1. PARTIES TO THIS AGREEMENT

This Agreement is for indemnity reinsurance and is solely between the Company and the
Reinsurer (hereinafter referred to collectively as the “parties”). The acceptance of risks under this Agreement will create no right or legal relationship whatsoever between the
Reinsurer and the insured, owner, beneficiary, or any other person having an interest of any kind in any insurance policy or other contract reinsured under this Agreement.

This Agreement will be binding upon the parties and their respective successors and assigns.

2. EFFECTIVE DATE

This Agreement is effective at 12:01 A.M. on the Effective Date shown in Exhibit A.I and covers policies issued on and after that date. You may backdate policy issue dates for no more than six months prior to the Effective Date.

3. REGULATORY COMPLIANCE

Each party warrants that, to the best of its knowledge, it has secured all necessary federal and state licenses and approvals and that it is operating in compliance with federal and state insurance laws and regulations.

The parties intend that the Company will receive full statutory reserve credit in its state of domicile for the business reinsured hereunder. The parties agree to make all reasonable efforts to ensure that this is accomplished.

The Company represents that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Agreement, including but not limited to the maintenance of an effective anti-money laundering policy (hereinafter referred to collectively as the
"Law"). Neither party shall be required to take any action that would result in it being in violation of the Law, which for purposes of companies subject to U.S. regulation shall include requirements enforced by the U.S. Treasury Department Office of Foreign Asset
Control. The parties acknowledge and agree that a claim under this Agreement is not payable if payment would cause the Reinsurer to be in violation of the Law. Should either party discover that a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary and appropriate corrective actions, including but not limited to the return of payment to the Reinsurer.

4. CONSTRUCTION

The rights and obligations under this Agreement will be construed and administered in accordance with the laws of your state of domicile stated in Exhibit A.II.

5.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no other understandings or agreements between the parties regarding the terms of reinsurance other than as expressed herein.

Any change or modification to this Agreement will be null and void unless made by written amendment, attached to this Agreement and signed by both parties.

6.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

7.	SURVIVAL

All provisions of this Agreement will survive its termination to the extent necessary to carry out its purposes or to ascertain and enforce both parties’ rights or obligations hereunder existing at the time of termination

ARTICLE II - REINSURANCE COVERAGE

1. SCOPE OF COVERAGE

This Agreement applies to the individually underwritten ordinary life insurance policies and supplementary benefits and riders attached thereto (hereinafter referred to collectively as “policies”) listed in Exhibit A.III, Business Covered. You must have directly issued such policies in accordance with your normal new business underwriting guidelines, including a statement of good health, as shown in Exhibit A-1, Forms,
Manuals, & Issue Rules, in accordance with your normal conditional receipt guidelines as shown in Exhibit D-1, Internal Conditional Receipt Procedures, and in accordance with the premium rates and policy forms as provided to us.

This Agreement does not cover the following unless specified elsewhere in this
Agreement:

1.1 Non-contractual conversions, rollovers, exchanges, or group conversions as provided in Article VI.6, Conversions, Exchanges, and Replacements;

1.2 Business issued under any special program that you offer, including but not limited to experimental underwriting or limited retention programs (e.g. cancer, diabetes, aviation, or coronary risks) or under a program where full current evidence of insurability, consistent with the amount of insurance, is not obtained, or where conventional selection criteria are not applied in underwriting the risk (e.g. simplified issue, guaranteed issue, COLI-type products, etc.);

1.3 Any conversion of a previously issued policy that had been reinsured with another reinsurer; and

1.4 Any business issued to an insured who is not a citizen or permanent resident of the United States, its possessions, or Canada.

2. AUTOMATIC REINSURANCE

On or after the Effective Date of this Agreement, you will automatically cede to us our share of the policies covered under this Agreement. We will automatically accept such reinsurance provided that:

2.1 You have retained the amount stipulated under Retention Limits shown in
Exhibit A.VI according to the age and mortality rating of the insured at the time of underwriting;

2.2 The total of the new reinsurance required, and the amount already reinsured on that life under this Agreement and all other life agreements between the parties, does not exceed the Automatic Acceptance Limits shown in
Exhibit A.VII;

2.3 The risk is not characterized as a jumbo risk as defined in Exhibit A.VIII,
Jumbo Risk;

2.4 The application is on a life for which you have not submitted an application on a facultative basis (excluding facultative applications you submitted for excess of your automatic binding capacity) to us or any other reinsurer within the last three years unless the original reason for submitting the application facultatively no longer applies; and

2.5 The policy has been issued using your normal new business underwriting guidelines. A policy which has been issued as a “business decision” is not eligible for automatic reinsurance unless the parties have agreed in advance to the basis for making such business decisions. A “business decision” is any situation where a policy is issued outside of your normal new business underwriting guidelines and includes, but is not limited to:
a. Issuing a policy at a rating or risk class that is lower than would be justified by your normal new business underwriting guidelines;
b. Issuing a policy for an amount of insurance that is higher than would be justified by your normal new business underwriting guidelines and cash with application procedures;
c. Issuing a policy that would be a decline or postpone according to your normal new business underwriting guidelines.

You may submit policies not meeting the above criteria to us for our consideration on a facultative basis.

You will notify us in writing if you modify your Retention Limits shown in Exhibit
A.VI. We reserve the right to amend the Automatic Acceptance Limits shown in Exhibit
A.VII if this occurs, or if you participate in other arrangements to secure additional automatic binding capacity. You may not reinsure the amount you retain on business covered by this Agreement, on any basis, without prior notification to us.

This Agreement is based on information which you have provided to us. You agree to give us prior written notice of changes in your issue limits, underwriting guidelines and other information that directly affects reinsurance hereunder. We reserve the right to modify our reinsurance terms as a result of such changes, as specified in Exhibit A-1,
Forms, Manuals, & Issue Rules.

3. FOREIGN RISKS

Foreign risks (insureds who are not permanent residents of the United States, its possessions, or Canada) will be reinsured on a facultative basis.

4. FACULTATIVE REINSURANCE

If you receive an application for a policy covered under this Agreement that does not meet the automatic coverage criteria listed in Articles II.2, Automatic Reinsurance, and
II.3, Foreign Risks, above, you may submit the application to us facultatively for our consideration. Such facultative applications will be limited to the plans listed in Exhibit
A.IX, Facultative Submissions.

Other relevant terms and conditions of this Agreement will apply to those facultative offers we make which are accepted by you.

5. BASIS OF REINSURANCE

Life reinsurance will be ceded on the Yearly Renewable Term plan for the net amount at risk on the portion of the original policy that is reinsured with us. The policies we accept either automatically or facultatively will hereinafter be referred to as the “reinsured policies.” The net amount at risk for any policy period will be calculated as shown in
Exhibit C.II, Net Amount at Risk.

Any differences in the basis of reinsurance or calculation of the net amount at risk for riders or supplementary benefits ceded with life benefits will be shown in Exhibit C.II,
Net Amount at Risk.

You will not require us to participate in policy loans, dividends or cash values on any policies reinsured under this Agreement.

ARTICLE III - PROCEDURES

1. AUTOMATIC REINSURANCE

New reinsurance ceded, or changes to existing reinsurance, will be shown on your periodic billing report(s), subject to Article V, Reinsurance Rates and Payments and
Exhibit B, Reinsurance Administration, and therefore, no individual cession notification will be necessary for placing automatic reinsurance.

Upon our request, you will send to us copies of the application, underwriting papers and other papers on a life reinsured automatically under this Agreement.

2. FACULTATIVE REINSURANCE

To submit a risk for facultative consideration, you must send us a copy of your reinsurance application form. Unless specified elsewhere in this Agreement, you must also send us copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’
reports, attending physicians’ statements, inspection reports, and any other papers having a bearing on the insurability of the risk. You will also notify us of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information you receive that is pertinent to the risk assessment will be transmitted to us immediately.

After considering the reinsurance application and related papers, we will promptly inform you of our underwriting decision. If we give you an unconditional offer to reinsure a risk, you must notify our underwriting department of your acceptance of our offer during the lifetime of the insured and before the expiration date of our offer, followed by documentation of such placement on your periodic billing report. Our offer will remain open until the expiry date shown in our offer. All offers of reinsurance made by us will terminate one hundred and twenty (120) days from the date on which the offer was made, unless otherwise specified by us in the facultative offer or if we have extended the offer in writing for a further period. You may request an extension of the expiry date, but a decision to extend will be made at our sole discretion.

If you submit any risk to more than one reinsurer for consideration, facultative placement will be based on the order of the responses received from the reinsurers to whom the risk is submitted, first and best offer in.

3. POLICY EXPENSES

You will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with policy issues, reinstatements or reentries.

4. REFERENCE MATERIALS

Upon request, you will provide us with any reference materials, which we may require for proper administration of reinsurance ceded under this Agreement, as specified in
Exhibit A-1, Forms, Manuals, and Issue Rules.

ARTICLE IV - LIABILITY

1. LIABILITY

Unless specified elsewhere in this Agreement, our liability for reinsured policies is restricted to our share of your liability as limited by the terms and conditions of the particular policy under which you are liable.

Our liability to you on a reinsured policy will be based on the total net amount at risk at the time of the insured’s death. Our liability shall be equal to our share of the reinsured net amount at risk as defined in Exhibit C.II, Net Amount at Risk.

We may terminate our liability for any policies for which reinsurance premium payments are in arrears, according to the terms set out in Article V, Reinsurance Rates and
Payments.

2. COMMENCEMENT OF AUTOMATIC LIABILITY

Our liability for reinsurance placed automatically with us will begin and end simultaneously with your liability for the underlying policy on which reinsurance is based, subject to the provisions of Article VI, Changes to the Reinsurance and Article
VII, Recapture.

3. COMMENCEMENT OF FACULTATIVE LIABILITY

If you have submitted a facultative application to us, our liability will begin simultaneously with yours if (i) our underwriting department has received notice from you, during the lifetime of the insured and before the expiry date of our offer, that our offer has been accepted, and (ii) you have placed the policy with the insured/owner in accordance with your normal new business placement practices and guidelines before the expiry date of our offer. You will have until the expiry date shown in our final offer to place the policy with the insured/owner, after which time our offer will expire unless we explicitly state in writing that the offer is extended for some further period.

If our offer depends on your approval of further information about the risk, we will have no liability unless you have requested and approved the information and documented your policy file accordingly.

4. CONDITIONAL RECEIPT LIABILITY

Reinsurance coverage under a Conditional Receipt or a Temporary Insurance Agreement
will be limited to amounts you accept which are within your usual cash-with-application procedures. A copy of your Conditional Receipt or Temporary Insurance Agreement form is included as Exhibit B-1.

Our liability for losses under the terms of any Conditional Receipt or Temporary
Insurance Agreement is subject to the limits shown in Exhibit D, Conditional Receipt
Liability.

We will have no liability for Conditional Receipts or Temporary Insurance Agreements which are issued or administered outside of your normal guidelines and procedures as specified in Exhibit D-1, Internal Conditional Receipt Procedures

5. CONTINUATION OF LIABILITY

Notwithstanding any other provision in this Agreement, continuation of our liability is conditioned on your payment of reinsurance rates as shown in Article V, Reinsurance Rates and Payments and is subject to Article VI, Changes to the Reinsurance and Article VII, Recapture.

6. SALE, ASSIGNMENT, OR TRANSFER OF COVERAGE

You may sell, assign or transfer policies reinsured under this Agreement to another insurer. Should the sale, assignment or transfer occur, you agree to require that the other insurer assume all of your rights and obligations under this Agreement. We may object to any such transfer, assumption or sale that would result in a material adverse economic impact to us. If we so object, then the parties agree to mutually calculate a termination charge that shall be paid upon the sale, assignment or transfer, and this Agreement shall be terminated with respect to all policies so sold, assigned, or transferred.

If we sell, assign, or transfer reinsurance under this Agreement to another reinsurer, we agree to require that the other reinsurer assume all of our rights and obligations under this Agreement. You may object to any such transfer, assumption, or sale that would result in a material adverse economic impact to you. If you so object, then you may recapture all reinsurance on policies sold, assigned, or transferred without penalty to you. The parties agree to mutually calculate an amount to transfer at recapture. The provisions of this section are not intended to preclude us from retroceding the reinsurance on an indemnity basis.

ARTICLE V - REINSURANCE RATES AND PAYMENTS

1. REINSURANCE RATES

Reinsurance premium rates for life insurance and other benefits reinsured under this
Agreement are shown in Exhibit C, Reinsurance Rates & Allowances. The reinsurance premium payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period. The calculation of net amount at risk is described in Exhibit C.II.

For reasons relating to deficiency reserve requirements, the reinsurance rates shown in
Exhibit C, Reinsurance Rates & Allowances cannot be guaranteed for more than one year. Although we anticipate that reinsurance rates shown in Exhibit C will apply indefinitely, we reserve the right to increase them after the first year, but not above the statutory net premium based on the applicable minimum valuation mortality table and maximum valuation interest rate. Any such increase in the reinsurance rates will be based solely on a change in anticipated mortality and will be applied on a consistent basis among all in force business being reinsured on a yearly renewable term basis, where permitted by the terms of the individual agreements.

If we increase the reinsurance rates on inforce business as described above, and you have not increased your retail premiums or cost of insurance charges on these policies or contracts and you have not changed statutory reserving assumptions (e.g. a change in the
“X” factors used to calculate deficiency reserves) on these policies or contracts, you may recapture the business to which the rate increase applies as of the effective date of the rate increase, regardless of the duration of the reinsured policies.

If the original policy is issued with interim insurance, you will pay us a reinsurance rate for the interim period that is the same percentage of the first year premium that the interim period bears to twelve months. The rate that you pay us for the first policy year after the interim period will be calculated on the basis of the full annual reinsurance rate.

2. CURRENCY

All transactions under this Agreement will be in United States dollars, unless the parties mutually agree otherwise.

3. PAYMENTS

You will self-administer the reporting of your statements of account and the payment of balances due to us as shown in Exhibit B, Reinsurance Administration.

Your timely payment of reinsurance premiums is a condition precedent to our continued
liability for reinsurance covered under this Agreement. Your statements of account and reinsurance premium payments are due within thirty (30) days of the close of each reporting period. If the balance is due you, we will pay you within thirty (30) days of our receipt of the statement.

We have the right to terminate reinsurance coverage for all policies having reinsurance premiums in arrears. If we elect to exercise this right of termination, we will give you thirty (30) days written notice of our intent to terminate. Such notice will be sent by certified mail. If all reinsurance premiums in arrears, including any that become in arrears during the thirty (30) day notice period, are not paid before the expiration of the notice period, we will be relieved of all liability under those policies as of the last date for which premiums have been paid for each policy. You will continue to be liable for the payment of premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) day notice period with interest calculated from the due date to the date of payment. The interest rate will be the same rate that you charge for delinquent premiums on your individual life insurance policies.

You may reinstate coverage on terminated policies at any time within sixty (60) days of the termination date by paying us all balances due with interest, as specified above.
Reinstatement will be effective on the date that we receive payment. However, we will have no liability for claims incurred between the termination date and the reinstatement date.

You will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article VII, Recapture, or for the purpose of transferring the reinsured policies to another reinsurer.

4. PREMIUM TAX

Details of any reimbursement that we will pay to you for our share of premium taxes that you are required to pay on business reinsured under this Agreement, if applicable, are shown in Exhibit C.XVIII.

5. DAC TAX ELECTION

The parties agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the
Income Tax Regulations effective December 29, 1992 under Section 848 of the Internal
Revenue Code of 1986, as amended. This election will be effective at the inception of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

The terms used in this Section are defined in Regulation Section 1.848-2. The term "net consideration" will refer to either net consideration as defined in Section 1.848-2(f) or
"gross premium and other consideration" as defined in Section 1.848-3(b), as appropriate. The following provisions will apply:

5.1 The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1);

5.2 The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information otherwise required by the Internal
Revenue Service;

5.3 Each year you will submit a schedule to us by May 1 with your calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the Company stating that you will report such net consideration in your tax return for the preceding calendar year;

5.4 We may contest such calculations by providing an alternative calculation to you by May 31. If we do not so notify you, you will report the net consideration as determined by you in your tax return for the previous calendar year; and

5.5 If we contest your calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30)
days of the date we submit our alternative calculation. If the parties reach agreement on the amount of the net consideration, each party shall report such amount in its respective tax return for the previous calendar year.

Each party represents and warrants that it is subject to United States taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

6. EXPERIENCE REFUND Details of any experience refund payable to you, if applicable, are shown in Exhibit C.XXI.

ARTICLE VI - CHANGES TO THE REINSURANCE

1. CHANGES TO THE UNDERLYING POLICY

You will give us prompt written notification of any policy changes which affect the reinsurance provided under this Agreement. Our approval is required if the underwriting classification of a risk reinsured on a facultative basis is changed. Our approval is also required for any other changes that are not specifically covered under this Agreement

2. INCREASES

If the amount of insurance on a policy reinsured under this Agreement is increased as a result of a noncontractual change and you underwrite the increase in accordance with your customary standards and procedures, the increase will be considered new reinsurance under this Agreement. Our approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Acceptance Limits or the Jumbo Limit shown in
Exhibit A, Reinsurance Coverage.

For policies reinsured on an automatic basis, increases in amount resulting from contractual policy provisions will be reinsured only up to the Automatic Acceptance
Limits shown in Exhibit A.VII.

For policies reinsured on a facultative basis, increases in amount resulting from contractual policy provisions will be reinsured only up to the ultimate amount shown in our facultative offer.

Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue date and issue age of the policy.

3. EXTENDED TERM AND REDUCED PAID-UP INSURANCE

If any policy reinsured under this Agreement lapses and either extended term insurance or reduced paid-up insurance is elected under the terms of the policy, reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective.

4. REDUCTIONS AND TERMINATIONS

If the amount of insurance on a reinsured policy is reduced and

4.1 Reinsurance is on an excess of retention basis, the amount of reinsurance on that life will be reduced, effective on the same date, by the full amount of the reduction under the original policy. If the amount of the insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance will be terminated; or

4.2	Reinsurance is on a first-dollar quota share basis, the amount of reinsurance on that life will be reduced, effective on the same date, by the same proportion as the reduction under the original policy.

The reduction will first apply to any reinsurance on the policy being reduced and then, if applicable, in chronological order starting with the earliest policy date to any reinsurance on the other policies in force on the life. However, you will not be required to assume a risk for an amount in excess of your regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If reinsurance is in force with more than one reinsurer, the reduction will be applied to all reinsurers on a pro rata basis according to the amounts of reinsurance originally ceded.

If a reinsured policy is lapsed or terminated, the reinsurance will also terminate effective on the same date. If any in force policy is lapsed or terminated and the lapse or termination results in your maintaining less than your full retention, then the procedures specified above for reductions will apply.

We will refund, without interest, all unearned reinsurance premiums resulting from reductions, terminations or changes.

5. REINSTATEMENTS

If a policy reinsured automatically is reinstated in accordance with its terms and in accordance with your rules and procedures, reinsurance will be reinstated automatically under the terms of this Agreement. You will notify us of the reinstatement on your periodic statement of account. You will send us copies of your reinstatement papers only upon request.

You will need our prior review and approval for reinstatement of any facultative reinsurance unless all of the following apply:

5.1 You have kept your full retention as shown in Exhibit A.VI, Retention Limits on the policy;

5.2 The reinsured amount falls within the Automatic Acceptance Limits shown in
Exhibit A.VII; and

5.3 The reinstatement occurs within ninety (90) days of the lapse date.

To request our approval, you must send us prompt written notice of your intention to reinstate the policy along with copies of the reinstatement papers required by your standard rules and procedures. The reinsurance will be reinstated at the same time as the policy, subject to our written approval of the reinstatement.

You will notify us of all reinstatements on your periodic statement of account, and you will pay all reinsurance rates due from the date of reinstatement to the date of the current statement of account, including a proportionate share of any interest collected.
Thereafter, payment of reinsurance rates will be in accordance with Article V,
Reinsurance Rates and Payments.

6. CONVERSIONS, EXCHANGES, AND REPLACEMENTS

You will promptly notify us if a reinsured policy is converted, exchanged, or internally replaced. If the conversion, exchange, or replacement is not considered to be new business, as defined below, we will continue to reinsure the new policy (hereinafter referred to as a “continuation”) in an amount determined on the same basis as, but not to exceed, the amount reinsured on the original policy as of the date of conversion, exchange, or replacement, unless mutually agreed otherwise. If we reinsure the plan to which the original policy is converting, either under this Agreement or under a different agreement, reinsurance premium rates for the continuation will be those contained in the agreement that covers the plan to which the original policy is converting. However, if we do not reinsure the new plan, reinsurance will be on a YRT basis using the YRT conversion rates shown in Exhibit C.XX, Conversion Rates. Reinsurance premiums and any expense allowances for continuations will be based on the issue date of the original policy and the original issue age of the insured, i.e. on a point-in-scale basis.

A conversion, exchange, or replacement will be considered to be new business provided all of the following criteria are met:

6.1 The new policy is underwritten in accordance with your normal new business guidelines and procedures;

6.2 A full first-year commission is paid on the new policy; and

6.3 The new policy provides for the maximum normal periods of suicide and contestability protection permitted in the state in which the new policy is issued.

Unless mutually agreed otherwise, any policies that had been reinsured with another reinsurer and which convert to a plan covered under this Agreement will not be reinsured with us.

7. LAST SURVIVOR

With respect to any joint and last survivor policy covered hereunder, your retention shall be equal to the lowest amount which you could have retained according to the retention limits shown in Exhibit A.VI, Retention Limits and taking into account amounts issued and retained on either of the lives insured under the joint and last survivor policy.

You may reinsure the policy automatically if both insureds fall within the appropriate age limits and underwriting classes as specified in Exhibit A.

In the event the joint and last survivor policy permits the insureds to split the joint and last survivor policy into separate policies on the life of each insured, the new policies shall be considered continuations as described in Section 6 above. The reinsured premiums for the individual policies shall be in accordance with the terms specified in Exhibit C, Reinsurance Rates & Allowances.

In the event one life is determined to be uninsurable, as described in the guidelines shown in Exhibit A-1, Forms, Manuals, and Issue Rules, the provisions of this Article will continue to apply with the following exceptions:

7.1 You may reinsure the policy automatically only if the insurable life falls within the Automatic Acceptance Limits for the appropriate age and underwriting class as specified in Exhibit A.VII, Automatic Limits.

7.2 You need only apply your standard underwriting rules and practices to the insurable life.

The reinsurance premium shall be computed on the age and premium rates applicable to the insured risk.

ARTICLE VII - RECAPTURE

1. RETENTION LIMIT INCREASES

If you change your retention limits as shown in Exhibit A.VI, you will provide us with written notice of the new retention limits and the effective date.

A change in your retention limits will not affect the reinsured policies in force at the time of the change except as specifically provided elsewhere in this Agreement. Furthermore, such a change will not affect the Automatic Acceptance Limits shown in Exhibit A.VII, unless agreed between the parties.

2. BASIS OF RECAPTURE

If you increase your Dollar Retention Limit as shown in Exhibit A.VI, you may reduce the amount of reinsurance in force through recapture. Reinsured policies are eligible for recapture if:

2.1 You give us written notice of your intention to recapture within ninety (90)
days of the effective date of the retention increase;

2.2 You have maintained your full retention for the age and mortality rating of the insured from the time that the policy was issued. No recapture shall be allowed for polices for which you established special or reduced retention limits unless you have retained your full retention on existing or concurrent polices on the insured life;

2.3 You retain all business that is recaptured under the terms of this Article; and

2.4 The policy has been in force under this Agreement for the Recapture Period shown in Exhibit C.XIX. The recapture period will always be measured from the original policy issue date. For converted policies the recapture period will be the greater of the recapture period in the original reinsurance agreement, or the recapture period in the agreement to which the policy has converted, measured from the effective date of the original policy.

3. METHOD OF RECAPTURE

If you have given us written notice of your intent to recapture, and the date when recapture will begin, you may reduce the amount of reinsurance on eligible policies on the next following policy anniversary date, subject to the following:

3.1 All eligible policies must be recaptured;

3.2 The amount eligible for recapture is equal to the difference between (i) the amount you originally retained, and (ii) the amount you would have retained, based on the Percentage Retention Limit in effect at the time of issue, had the new Dollar Retention Limit been in effect at the time of issue;
3.3 If you increase the Percentage Retention Limit shown in Exhibit A.VI, but not the Dollar Retention Limit, recapture will not be allowed;

3.4	If portions of a reinsured policy eligible for recapture were placed with more than one reinsurer, you must allocate the amount recaptured on a pro rata basis to the total outstanding reinsurance; and
3.5	If at the time of recapture the insured is disabled and premiums are being waived under any type of Disability Benefit Rider, only the life benefit will be recaptured. The reinsured portion of the Disability Benefit Rider will remain in force until the policy is returned to premium-paying status, at which time it will be eligible for recapture.

If you omit or overlook the recapture of any eligible policy or policies, our acceptance of your reinsurance premium payments after the date the recapture should have taken place will not cause us to be liable under this Agreement for the amount of the risk that should have been recaptured. We will be liable only for a refund of those payments received, without interest.

If your retention increase is due to your acquisition of, or by another company, or your merger or other organizational affiliation with another company, no immediate recapture will be allowed. However, you may recapture eligible policies once the Recapture
Period set out in Exhibit C.XIX has expired.

ARTICLE VIII - CLAIMS

1. NOTICE OF CLAIM

When you receive notice that a claim has been incurred on a policy reinsured under this
Agreement, you must promptly notify us. You will also forward copies of the death certificate, proof of payment, and the claimant's statement when the amount reinsured with us exceeds $250,000. For a claim incurred during the contestable period of the policy, you will forward copies of the application, underwriting papers, and any investigative reports. You will provide copies of other claim documents upon our request.

For joint and last survivor business, if you are notified of first death under a reinsured policy, you must in turn notify us immediately.

We will have no liability for claims on policies not meeting the coverage requirements of the applicable sections of Article II, Reinsurance Coverage.

2. SETTLEMENT OF CLAIMS

For us to have any liability, reinsured claims must meet the following conditions.

2.1 The total reinsurance recoverable will not exceed your total contractual liability under the terms of the policy less the amount you have retained;

2.2 The claim will be adjudicated according to the standard procedures you apply to all claims, whether reinsured or not, and on all foreign risk claims whether contestable or not;

2.3 You will conduct a routine investigation on all contestable claims and you will promptly advise us if there are any exceptions; and

2.4 You have not made a business decision to pay a claim that normal claim adjudication practices would indicate is not payable.

For the settlement of Waiver of Premium Disability or other Disability Rider benefits, we will pay you our proportional share of the gross premium waived annually. Refunds of unearned reinsurance premiums less applicable expense allowances or discounts will be reflected on your billing statement.

We will accept your good faith decision on any non-contestable claim. We reserve the right to request copies of the application, underwriting files, and any investigative reports for any non-contestable claim.

You will consult with us on all contestable claims where the amount reinsured with us exceeds the amount you have retained for the risk. We will notify you promptly of our decision.

3. CONTESTED CLAIMS

You will notify us within fifteen (15) days of your decision if you intend to contest, compromise, or litigate a claim involving reinsurance under this Agreement. You will also provide us with all information relating to the claim. We will notify you within fifteen (15) days of our receipt of all documents requested whether we will participate or not in the contest. If we decline to participate in the contest, we will immediately pay you the full amount of reinsurance due. Once we have paid our reinsurance liability, we will not be liable for legal and/or investigative expenses associated with the contest, compromise, or litigation, nor will we share in any refund that you may receive due to the contesting of the claim.

If we agree to participate in a contest, compromise, or litigation involving reinsurance, you will give us prompt notice of the commencement of any legal proceedings involving the contested policy and you will promptly furnish us with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy. We will share in the payment of legal or investigative expenses relating to a contested claim in the same proportion as our liability bears to your liability.
We will not reimburse expenses associated with non-reinsured policies.

If we participate and your contest, compromise, or litigation results in a reduction in the liability of the contested policy, we will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured. If we participate and your contest, compromise, or litigation results in a dismissal of the claim and a return of the premiums, we will refund all reinsurance premiums that you have paid to us.

4. CLAIM EXPENSES

We will pay our proportionate share of the following expenses arising out of the settlement or litigation of a claim, providing that the expenses are reasonable:

4.1 Investigative expenses;

4.2 Attorneys' fees;

4.3 Penalties and interest imposed automatically against you by statute and rising solely out of a judgment rendered against you in a suit for policy benefits; and

4.4 Interest paid to the claimant on death benefit proceeds according to your practices.

Our share of claim expenses will be in the same proportion that our liability bears to your liability.

You will be solely responsible for payment of the following claim expenses, which are not considered items of net reinsurance liability:

4.5 Routine administrative expenses for the home office or elsewhere, including your employees' salaries; and

4.6 Expenses incurred in connection with any dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which you admit are payable.

5. OTHER NON-CLAIM LITIGATION EXPENSES

This Agreement does not provide for reimbursement of legal expenses other than as specified in Article VIII.4. It is recognized that non-claim related legal actions involving reinsured policies may occur. These may include, but are not limited to, live rescissions, market/agent conduct, or class action suits. No reimbursement will be made for these actions without our prior written consent.

6. MISSTATEMENT OF AGE OR SEX

If the amount of insurance on any policy reinsured under this Agreement is adjusted due to a misstatement of age or sex being established after the death of an insured life, the parties will share in such adjustment in proportion to their respective net amounts at risk under the policy.

7. EXTRA-CONTRACTUAL DAMAGES

We will not be liable for nor will we pay any extra-contractual damages, including but not limited to compensatory or punitive damages which are awarded against you, or which you pay voluntarily, in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission, or course of conduct undertaken by you or your agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

We will, however, pay our share of statutory penalties awarded against you in connection with claims covered under this Agreement if we elected to join in any contest of the coverage in question.

We recognize that special circumstances may arise in which we should participate to the extent permitted by law in certain assessed damages. These circumstances are difficult to describe or define in advance but could include those situations in which we were an active party in the act, omission, or course of conduct of the original issuing company, which ultimately resulted in the assessment of the damages. The extent of our participation in these circumstances is dependent upon a good-faith assessment of the relative culpability in each case; but all factors being equal, the parties would generally share in the same proportion as their relative net liabilities in the division of any such assessment. For the purposes of this provision, the following definitions shall apply:

“Compensatory Damages” are those amounts which are awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Punitive Damages” are those damages which are awarded as a penalty, the amount of which is not governed, nor fixed, by statute.

“Statutory Penalties” are those amounts which are awarded as a penalty, but fixed in amount by statute.

ARTICLE IX - OFFSET

The parties agree to offset any balance(s), whether on account of premiums, claims, allowances, expenses, or any other amount(s) due from one party to the other party under this Agreement or any other reinsurance agreement between them. It is agreed that claims will not be offset until the claim procedures outlined in the Article VIII, Claims have been followed.

The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE X - ERRORS AND OMISSIONS

An error or omission occurs when either party fails to comply with any of the terms of this Agreement. If such failure to comply results from an unintentional misunderstanding, oversight, or clerical error, and if upon discovery of the error or omission by either party the other is promptly notified, then this Agreement will not be deemed to be abrogated thereby. If such failure to comply results from any other type of act or if the other party is not promptly notified when the error or omission occurs, this
Agreement in its entirety may be subject to termination unless both parties reach an agreement to the contrary.

When an act is determined to be an error or omission, the party whose act caused the error or omission will take the remedial actions or steps necessary to restore both parties to the position they would have held or occupied if no such error or omission had occurred. If that is not possible, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable and most closely approximates the intent of the parties as evidenced by this Agreement. However, in no event will our liability be extended to cover policies that do not satisfy the parameters of this Agreement or to exceed the limits provided herein.

If either party discovers that you did not cede reinsurance on a policy that should have been reinsured under this Agreement, you shall take the necessary actions or steps in a reasonable and timely manner to prevent such oversights from recurring in the future. If you fail to take the necessary actions or steps to remedy such a situation, we reserve the right to limit our liability to the amounts reported.

For greater clarity, acts or circumstances which are not considered to be errors or omissions for the purpose of this Article will include, but not be limited to:

10.1 Unresolved, repetitive reporting errors resulting from your neglect or mismanagement. In this situation you will conduct an audit to identify and report all policies requiring correction within ninety (90) days, or a time period mutually agreed upon by the parties. You will pay any premiums due under
Article V, Reinsurance Rates and Payments. In the event you fail to make the necessary correction within the time period specified above, we reserve the right to limit our liability. In the event premium refunds are due you, we will pay them without interest;

10.2 Any act, error, omission, or oversight, whether intentional or unintentional, which is the result of your not adhering to your regular requirements in the underwriting, approval, issuance, or administration of the insurance or the associated reinsurance by you, or by your agents or representatives;

10.3 Any failure to arrange for reinsurance under this Agreement due to your practice of conducting a limited search of your records for other prior in force insurance on the same life;

10.4 Facultatively submitted business where you have either not notified us of your acceptance of our unconditional offer within the time period specified in the offer or have incorrectly advised us to close our file; and

10.5	Any error or omission discovered more than seven (7) years following the termination or expiry of the last cession remaining in force under this Agreement.

ARTICLE XI - DISPUTE RESOLUTION AND ARBITRATION

1. DISPUTE RESOLUTION

In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of dispute resolution.

Within ten (10) business days after one of the parties has given the other the first written notification of the specific dispute, each of the parties will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties agree that they will submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

2. BASIS FOR ARBITRATION

The parties understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industries.
While the parties agree to act in good faith in their dealings with each other, it is understood and recognized that situations could arise in which they will not be able to reach an agreement.

3. ARBITRATION PROCEEDINGS

To initiate arbitration, either party will notify the other in writing of its intent to arbitrate, stating the nature of the dispute and the remedies sought. The party to which the notice is sent will have fifteen (15) days from receipt to respond confirming its receipt and readiness to arbitrate.

The arbitration panel, consisting of three past or present officers of life insurance or life reinsurance companies not affiliated with either of the parties in any way, will settle the dispute. Each of the parties will appoint one arbiter within thirty (30) days following the date of the response to the initial arbitration notice. The two appointed arbiters will select a third arbiter within thirty (30) days following the selection of the second arbiter.
If the two arbiters cannot agree on a third arbiter, the selection will be made by the
Chairman of the American Arbitration Association. Once chosen, the arbiters will decide all substantive and procedural issues by a majority of votes.

The arbitration proceedings will be conducted according to the Commercial Arbitration
Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

The arbitration will take place in xxxxx unless the parties mutually agree otherwise.

Within sixty (60) days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industries, rather than on strict interpretation of the law.

The parties may agree to extend any of the negotiation or arbitration periods shown in this Article.

Unless otherwise decided by the arbitrators, the parties will share equally in all expenses resulting from the arbitration, including the fees and expenses of the arbitrators, except that each of the parties will be responsible for its respective attorneys' fees.

ARTICLE XII - INSOLVENCY

A party to this Agreement will be deemed "insolvent" when it:

1.1 Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

1.2 Is adjudicated as bankrupt or insolvent; or

1.3 Files or consents to the filing of a formal application for dissolution, liquidation, or similar action under state law or statute; or

1.4 Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

If you are judged insolvent, we will pay all reinsurance under this Agreement directly to you, your liquidator, receiver, or statutory successor on the basis of your liability under the policy or policies reinsured without diminution because of your insolvency. It is understood, however, that in the event of your insolvency, the liquidator, receiver, or statutory successor will give us written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, we may investigate and interpose, at our own expense, in the proceedings, where the claim is to be adjudicated, any defense that we may deem available to you, your liquidator, receiver, or statutory successor. It is further understood that the expense we incur will be chargeable, subject to court approval, against you as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to you solely as a result of the defense we have undertaken. Where two or more reinsurers are involved in the same claim, and a majority in interest elects to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though you had incurred the expense. We will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by you on reinsured policies.

If we are judged insolvent, we will be considered in default under this Agreement and you may terminate this Agreement immediately for new business. The notification period required under Article XVI, Duration of Agreement shall be waived under such circumstances. Amounts due us will be paid directly to our liquidator, receiver or statutory successor without diminution because of our insolvency.

In the event of insolvency, the right of Offset afforded under Article IX will remain in full force and effect to the extent permitted by applicable law.

ARTICLE XIII - INSPECTION OF RECORDS

We, or our duly appointed representatives, will have access to your original papers, records, books, files, and other documents relating directly or indirectly to the reinsurance coverage under this Agreement for the purpose of inspecting, auditing, and photocopying those records. You will provide such access at the office(s) where such records are kept during reasonable business hours.

Provided there is business in force under this Agreement, our right of access will survive the termination of this Agreement.

ARTICLE XIV - LETTER OF CREDIT

1. RESERVE CREDIT

For those states in which we are not licensed, admitted, or authorized and you are consequently not permitted to take reserve credit on your Annual Statement for all or a part of the reinsurance ceded to us, we will furnish a clean, unconditional, evergreen and irrevocable Letter of Credit. The Letter of Credit will be issued by a bank which is neither a parent, subsidiary, nor an affiliate of the parties (hereinafter referred to as the
“designated bank”) in an amount equal to the reserves ceded to us. The designated bank must be organized or licensed in the United States and must appear on the list of approved banks published by the Securities Valuation Office of the National Association
of Insurance Commissioners.

We will bear the cost of the Letter of Credit.

2. LETTER OF CREDIT DRAW

It is understood that you may draw on the Letter of Credit at any time, notwithstanding any other provisions herein. You undertake to use and apply any amount, which you may draw upon the Letter of Credit, pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

2.1 To reimburse you for our share of any net obligations currently due and payable under this Agreement;

2.2 To the extent required by law, to fund an account representing our net obligations currently due and payable under this Agreement; or

2.3 To pay other amounts due you under this Agreement.

You agree to return to us any amounts drawn on Letters of Credit which are in excess of the actual amounts required for 2.1 or 2.2 above, or in the case of 2.3 above, any amounts that are subsequently determined not to be due.

The amounts drawn under any Letter of Credit will be applied without diminution because of the insolvency of either party. The designated bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by you or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of your properly authorized representatives.

ARTICLE XV - CONFIDENTIALITY

The parties agree to treat all customer and proprietary information as confidential.
Customer information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies you issue. Proprietary information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

The parties mutually recognize the need to share certain information with auditors, regulators, and retrocessionaires in the normal course of conducting business.

ARTICLE XVI - DURATION OF AGREEMENT

This Agreement is unlimited as to its duration. Either of the parties may terminate this
Agreement for new reinsurance at any time by giving at least ninety (90) days written notice of termination to the other party, unless mutually agreed otherwise.

During the notification period, you will continue to cede and we will continue to accept policies covered under the terms of this Agreement.

Our liability for reinsured policies, which are in force as of the effective date of the termination, will continue as long as you continue to pay reinsurance premiums as specified in Article V, Reinsurance Rates and Payments.

ARTICLE XVII - EXECUTION OF THE AGREEMENT

This Agreement has been made in duplicate and is hereby executed by both parties.

NATIONAL LIFE INSURANCE COMPANY Montpelier, Vermont

Signature	Signature
Title	Title
Date	Date

Signature	Signature
Title	Title
Date	Date

EXHIBIT A – REINSURANCE COVERAGE

(Effective December 1, 2008)

I.	EFFECTIVE DATE
December 1, 2008
II.	CEDING COMPANY’S STATE OF DOMICILE
Vermont
III.	BUSINESS COVERED
Policies on plans shown in Section V below, which have policy issue dates that fall in the period that begins with the Commencement Date and ends with the
Termination Date, and that qualify for automatic reinsurance are covered under this
Agreement, according to the basis specified in Section IV below.
The Reinsurer will provide reinsurance coverage under the Agreement for policies resulting from a term conversion of a policy not previously reinsured by the
Reinsurer if the converted policy exceeds the Company’s retention limit at the time of conversion.
IV.	BASIS OF REINSURANCE
Our share will be xx% of the total ceded amount on each policy in excess of your retention limit shown in Section VI below. This amount will not exceed the maximum Automatic Acceptance Limit shown in Section VII below.
V.	PLANS, RIDERS, AND OTHER BENEFITS

Exhibit
	Reference	Commencement	Termination
Plan Identification	for Rates	Date	Date
NaviTrak	C-1	12/1/08
NLG120
Estate Provider
NL AssurePlus Protector
Investor Select
VariTrak
Sentinel Estate Provider
Asset Builder
Summit
Valuguard
LifeBuilder
Ultra
Ultra Select
Miscellaneous Traditional Whole Life Products
Policy Split Option Rider

EXHIBIT A (Continued) (Effective December 1, 2008)

PLANS, RIDERS, AND OTHER BENEFITS (continued)

Exhibit
	Reference	Commencement Termination
Plan Identification	for Rates	Date	Date
Continuing Coverage Rider	C-1	12/1/08
Estate Preservation Rider
Enhanced Death Benefit Rider
Additional Protection Benefit Rider
Automatic Increase Rider
Individual Term Rider
Accelerated Benefit Rider – Terminal Illness, Chronic Illness, NY Chronic Illness,
Critical Illness
Qualified Plan Exchange Privilege
Other Insured Rider
Additional Protection Benefit
Accelerated Care Rider
Beneficiary Insurability Option
Annual Premium Adds Rider
Single Premium Adds Rider
Flex Term Rider
Exchange to New Insured
Term Purchase Provision Rider

Reinsurance coverage will provide neither loan nor cash surrender values.

EXHIBIT A (Continued) (Effective December 1, 2008)

VI.	RETENTION LIMITS
A. LIFE INSURANCE BENEFITS

You will retain the following amounts:

Dollar Retention Limit, No Aviation or Foreign Risks:

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-70	$2,000,000	$2,000,000	$2,000,000
71-80	$2,000,000	$2,000,000	$2,000,000
81-85	$2,000,000	$2,000,000	$2,000,000
86-90	$2,000,000	$2,000,000	$2,000,000

Dollar Retention Limit, Aviation Risks Included:

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-70	$2,000,000	$2,000,000	$2,000,000
71-80	$2,000,000	$2,000,000	$2,000,000
81-85	$2,000,000	$2,000,000	$2,000,000
86-90	$2,000,000	$2,000,000	$2,000,000

Each limit specified in the schedule represents the total for the Company and its subsidiary companies combined. Except as noted below, the Company will retain the above amounts on any one life.

1. For second-to-die policies, the maximum retention per policy is $2 million less the greater amount inforce on either life.
2. In addition to the basic retention, the Company will retain the full amounts of additional insurance provided in the following situations:
a. Accidental Death Benefit (ADB) rider
b. The Company’s employee term insurance
c. Additional Insurance Option (AIO) rider
d. Guaranteed issue / simplified issue underwriting
e. Waiver of Premium (WP) rider
f. Waiver of Monthly Deductions (WMD) rider
3. The amount of Estate Preservation Rider is included in the initial retention calculation. However at the time the Estate Preservation Rider cancels in four (4) years, the Company will not recapture up to the full retention amount. The Company will continue to reinsure the same percent at time of issue.

EXHIBIT A (Continued) (Effective December 1, 2008)

4. On all plans other than universal life, the Company will retain, in addition to its basic retention, a share proportional to its basic retention of the additional insurance provided in the following situations:
a. Purchased by dividends
b. Issued under the terms of its Annual Premium Adds Rider
(APAR)

B. WAIVER OF PREMIUM DISABILITY BENEFITS

Not Reinsured

C. ACCIDENTAL DEATH BENEFITS

Not Reinsured

D. MINIMUM INITIAL CESSION

The minimum cession is $100,000 for facultative cessions. No minimum initial cession amount shall apply for automatic cessions.

E. TRIVIAL AMOUNTS

Reinsurance on any policy will be canceled as of the policy anniversary that our net amount at risk falls below $0.

EXHIBIT A (Continued) (Effective December 1, 2008)

VII. AUTOMATIC LIMITS

A. Automatic Binding Limits - All Reinsurers (Inclusive of Your Retention)

Amounts you may reinsure automatically with all reinsurers, inclusive of your retention, are shown below.

i. SINGLE LIFE

No Aviation or Foreign Risks

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-75	$30,000,000	$30,000,000	$30,000,000
76-80	15,000,000	15,000,000	15,000,000

Aviation Risks

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-75	$30,000,000	$30,000,000	$30,000,000
76-80	15,000,000	15,000,000	15,000,000

Foreign Risks

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-75	$30,000,000	$30,000,000	$30,000,000
76-80	15,000,000	15,000,000	15,000,000

ii. JOINT LIFE

Both insureds – ages up to 75, standard rating			$30,000,000
One or both insureds – ages 76-80, standard rating			$15,000,000
One or both insureds – ages 76-80, substandard rating			Facultative
One or both insureds – ages over 80
One or both insureds – substandard rating

iii. WAIVER OF PREMIUM

Not Reinsured

EXHIBIT A (Continued) (Effective December 1, 2008)

iv. ACCIDENTAL DEATH BENEFIT

Not Reinsured

v. AUTOMATIC INCREASE RIDER

The dollar limits specified above are inclusive of any scheduled increases, for policies issued with the Automatic Increase Rider.

B.	Automatic Acceptance Limits
	We	will accept automatically our xx% quota share, not to exceed the amounts
	shown	below:
	i.	LIFE

No Aviation or Foreign Risks

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-75	$2,800,000	$2,800,000	$2,800,000
76-80	$1,300,000	$1,300,000	$1,300,000

Aviation Risks

Issue Age	Standard – Table 4	Table 5 – Table 8	Table 9 – Table 16
0-75	$2,800,000	$2,800,000	$2,800,000
76-80	$1,300,000	$1,300,000	$1,300,000

BIO Rider:

The Reinsurer agrees to accept xx% of the following amount on any BIO Rider:

BIO Rider Face Amount less the Company’s available retention.

The Company’s total automatic coverage for the BIO Rider, including the Company’s retention, $9,000,000, subject to the Automatic Binding Limits in Exhibit A, Section VII.A.i. The total amount of insurance in force on the life applying for a BIO Rider, plus the amount of BIO Rider being applied for, cannot exceed the limits shown in Exhibit A, Section VII.A.i.

ii. WAIVER OF PREMIUM

Not Reinsured

EXHIBIT A (Continued) (Effective December 1, 2008)

iii. ACCIDENTAL DEATH BENEFIT

Not Reinsured

iv. AUTOMATIC INCREASE RIDER

The dollar limits specified above are inclusive of any scheduled increases, for policies issued with the Automatic Increase Rider.

VIII. JUMBO RISK

A “Jumbo Risk” is any risk where your underwriting papers indicate that (i) the total life insurance in force, including any amounts to be replaced as stated on a signed
Part 1 of any application or signed amendment, plus (ii) the total new ultimate amount applied for on the insured's life in all companies exceeds $50,000,000. Joint last-to-die or joint first-to-die policies will be considered Jumbo Risks when such total amount of insurance in force and applied for on either life exceeds $50,000,000.
Amounts to be replaced cannot be deducted from the total amount in force. If the policy is issued with an Automatic Increase Rider, all scheduled increases will be assumed to take effect in determining if the risk qualifies as a jumbo risk.

IX. FACULTATIVE SUBMISSIONS

You may submit to us, on a facultative basis, any application for a policy on a plan or rider listed in Section V above which qualifies for automatic reinsurance.

You must submit to us, on a facultative basis, any application for a policy on a plan or rider listed in Section V above which does not qualify for automatic reinsurance, as well as any application for a policy on a plan or rider not listed in Section V above provided it meets the criteria outlined in Article II.1, Scope of Coverage.

Facultative cessions will be accepted at the automatic rates.

The minimum facultative cession size is $100,000.

EXHIBIT A-1 – FORMS, MANUALS, AND ISSUE RULES

(Effective December 1, 2008)

The Ceding Company affirms that its retention schedule, underwriting guidelines, issue rules, premium rates and policy forms applicable to the policies reinsured under this Agreement and in use as of the effective date of this Agreement have been supplied to the Reinsurer. This includes:

1.	Policy Application Form(s)	Supplied
2.	Conditional Receipt or Temporary Insurance Agreement Form(s)			Supplied
3.	Primary Underwriting Manual used will be: Swiss Re
4.	Statement of Good Health
5.	Policy Delivery Rules and Reinstatement Rules		Supplied
6.	Non-medical and Medical Requirements:		Submitted
7.	Preferred Underwriting Guidelines:	Submitted
8.	Premium Rates:	Submitted
9.	Retention Schedule:	See Exhibit A, VI
10.	Allocation Rules for Facultative Cases Among Reinsurers
11.	Underwriting guidelines for uninsurables under Joint and Last Survivor policies
12.	Internal Underwriting Audit Control Procedures

You will promptly notify us of any proposed changes to the above underwriting guidelines, issue rules, premium rates, retention schedule and policy forms. We shall be entitled to thirty (30) calendar days following the receipt of such notice in which to review such revisions. If we fail to provide written notice within the thirty (30) calendar day review period that the revisions are not acceptable to us, the revisions shall be deemed acceptable. This Agreement will not extend to policies issued pursuant to such changes unless we have consented in writing to accept reinsurance on policies subject to such changes.

It is your responsibility to ensure that your practices and the applicable forms are in compliance with current Medical Information Bureau (M.I.B.) guidelines.

EXHIBIT B – REINSURANCE ADMINISTRATION

(Effective December 1, 2008)

Reinsurance administration and reinsurance accounting will be on a self-administered basis.

Annual reinsurance premiums will be paid in advance at the end of each month for all reinsured policies having an anniversary in that month. Valuation and policy exhibit reports will be submitted quarterly. For each reporting period you will submit to us a statement containing information in general compliance with the following:

I.	MONTHLY IN FORCE DETAIL REPORT

Policy Number
Name of Insured
Date of Birth
Sex
Risk Classification Code (Preferred NT, Standard NT, etc.)
Automatic/Facultative/Facultative Obligatory Code
YRT/Coinsurance Code
Foreign Risk Indicator
Original Issue Date
Issue Date
Flat Extra Rate
Flat Extra Duration
Flat Extra Reinsurance Rate
Flat Extra Allowances
Age Nearest/Last Indicator
Treaty Code
Substandard Percentage
Plan Name (Your Product Name)
Plan Type (Whole Life, Term, UL, Variable UL, etc.)
Joint Policy Indicator*
Original Amount of Insurance You Issued
Original Amount Reinsured With Us
Current Net Amount at Risk Reinsured

*For Joint Policies, include also the following:
For All Insureds Covered Under the Policy:
Names of Insureds
Dates of Birth
Sex of Insureds
Smoker/Non Smoker Codes
Substandard Percentages

EXHIBIT B (Continued) (Effective December 1, 2008)

II.	MONTHLY BILLING INFORMATION

Policy Number
Billing Date
Transaction Code (New Business, Lapse, Amendment, etc.)
Transaction Date
Current Net Amount at Risk
Billed Reinsurance Rate (Life, WP, ADB, Flat Extra, etc.)
Billed Allowances (Life, WP, ADB, Flat Extra, etc.)

III.	MONTHLY PREMIUM SUMMARY REPORT

(Information should be summarized)

FY RY

TOTAL

Life
WP
ADB
Flat Extra

Total
Policy Fees

Life Allowances
WP Allowances
ADB Allowances
Flat Extra Allowances

Total Allowances
Premium Taxes (if applicable)

Total Amount Due = (Total + Policy Fees) - (Total Allowances + Premium Taxes)

The summary should balance to the Monthly Detail Report.

EXHIBIT B (Continued)

(Effective December 1, 2008)

IV.	QUARTERLY VALUATION REPORT

	Statutory	Tax Reserves
	Reserves	(annual only)

Basic
Waiver
Active Lives
Disabled Lives
ADB
Deficiency
Other

Total

V.	QUARTERLY POLICY EXHIBIT

	From	Reporting Period:

Activity For Period

Case
	Count	Volume
Beginning In Force

New Business
Reinstatements
Other Increases
Conversions On
Conversions Off
Not Takens
Deaths
Lapses
Cancellations
Surrenders
Recaptures
Other Decreases

Ending In Force

EXHIBIT B (Continued) (Effective December 1, 2008)

NOTES:

1. Any activity resulting from the insured having exercised a conversion privilege or similar option granted under policy provisions should be reflected in the
"Conversion Off" or "Conversion On" categories, rather than being reflected in the
"New Business or "Lapse" categories. For the purposes of this Agreement, any such change will be considered a continuation of the original policy.

"Conversion Off" denotes policies terminated as a result of a conversion;
"Conversion On" denotes new policies resulting from such conversions.

The combination of "Conversion Off" and "Conversion On" will normally net to zero for both policy count and volume in the Policy Exhibit totals.

2. A separate Policy Exhibit should be prepared for each Premium Summary Report.

VI. ANNUAL OPINIONS

In addition to the quarterly valuation report listed in Section IV above, you will provide to us on an annual basis a copy of any Actuarial Report in support of any X factor certification you are required to prepare for any business reinsured hereunder.

EXHIBIT B-1 – CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

(Effective December 1, 2008)

Conditional Receipt Form

or

Temporary Life Insurance Agreement Form

(Attach a copy of Company’s CR or TIA form)

EXHIBIT C – REINSURANCE RATES AND ALLOWANCES

(Effective December 1, 2008)

I.		AGE BASIS

Age Nearest Birthday

II.		NET AMOUNT AT RISK

The reinsured net amount at risk as defined below is the total ceded to all reinsurers.
Our liability will be limited to our share of the reinsured net amount at risk as defined in
Exhibit A.IV.

	A.	Traditional Whole Life

The reinsured net amount at risk will be the difference between the reinsured face amount and the cash values applicable to the reinsured face amount.
Reinsured face amount is the initial amount reinsured under this Agreement or as reset by subsequent scheduled or fully underwritten increases, and includes a proportionate share of additional insurance purchased by dividends or annual premium adds riders. Reinsured amounts for traditional whole life policies are approximated using a ten year interpolation method with the exception of NL
Asset Builder, which uses a five year interpolation method.

	B.	UL, VUL, and IUL

The retained amount will be fixed at issue. The reinsured net amount at risk will be the excess of the policy’s net amount at risk over the retained amount.

Fluctuations in the amount at risk caused by the normal workings of the cash value fund will be reflected in the reinsured net amount at risk.

III.		REINSURANCE PREMIUMS

You will pay us a basic premium calculated by multiplying the net amount at risk by the appropriate rate shown in Section IV below. You will continue to pay the appropriate premium as long as the reinsured policy remains in force and continues to require reinsurance.

EXHIBIT C (Continued) (Effective December 1, 2008)

IV. RATES FOR LIFE REINSURANCE

The YRT Rates shown in this Exhibit are annual rates for standard risks and are per
$1,000 of life benefit reinsured. The pay percentages are to be applied to the 1990-95
Basic Select and Ultimate Mortality ANB Table and are level in all years, including the first year. These rates apply to both automatic and facultative cessions.

NOTES:
1. Unisex rates will be based on an 80% male, 20% female blend of the mortality table referenced above.

2. For UL and VUL Joint Life products, the rates charged are the above percentages of the 1990-95 table, adjusted for ratings and then Frasierized. The minimum annual premium after Frasierization is $xx/1000.

3. For Traditional Joint Whole Life, the YRT rates are xx% of the Traditional Joint
Life Rate table attached as Exhibit C-1 and are per $1,000 of the life benefit reinsured. These pay percentages are level in all years, including the first year.

4. Maximum premium for joint life policies is $xxx per $1,000.

5. Standard Nonsmoker rates shall be used for juveniles ages 0-19.

6. Unless specified below, reinsurance rates applied to additional insurance purchased by riders shall be those applicable to the base policy.

V. POLICY FEE

We will not participate in any policy fee.

EXHIBIT C (Continued) (Effective December 1, 2008)

VI. RATES FOR SUBSTANDARD TABLE RATINGS

For substandard risks issued with a table rating, the standard rate will be multiplied by
25% per table of assessed rating.

VII. RATES FOR FLAT EXTRA RATINGS

Substandard risks issued with a flat extra rating will be coinsured. You will pay us the appropriate portion of the flat extra premium charged the insured, less the following allowances:
VIII. RATES FOR WAIVER OF PREMIUM DISABILITY BENEFIT

Not Reinsured

IX. RATES FOR ACCIDENTAL DEATH BENEFIT

Not Reinsured

X. RATES FOR ACCELERATED CARE RIDER AND ACCELERATED BENEFIT
RIDERS

You pay no premium for the benefit and we pay you the discounted death benefit.

XI. RATES FOR BENEFICIARY INSURANCE OPTION

The Rider for Beneficiary Insurance Option will be reinsured on a coinsurance basis with a xx% first year allowance and xx% renewal allowances. Point-in-scale YRT rates will be charged on the new policy when it is issued.

XII. RATES FOR AUTOMATIC INCREASE RIDER

The rates for the increases will be point-in-scale rates for the base policy.

XIII. RATES FOR CONTINUING COVERAGE RIDER

The Continuing Coverage Rider will be reinsured on a coinsurance basis with a xx%
allowance in all years.

EXHIBIT C (Continued) (Effective December 1, 2008)

XIV. RATES FOR QUALIFIED PENSION EXCHANGE PRIVILEGE RIDER

The rates will be point-in-scale based on the issue date of the original policy.

XV. RATES FOR EXCHANGE TO NEW INSURED RIDER

The rates will be based on issue date of the new policy.

XVI. RATES FOR POLICY SPLIT OPTION RIDER

If the rider is exercised, point-in-scale single life rates will be paid.

XVII. RATES FOR OTHER INSURED RIDER & INDIVIDUAL TERM RIDER

The rates will be based on the issue date of the rider and will be the YRT rates applicable to the insured being covered under the rider.

XVIII. PREMIUM TAXES

We will not reimburse you for premium taxes any for reinsurance ceded hereunder.

XIX. RECAPTURE PERIOD

Recapture will be allowed after 20 years, as provided in Article VII.

XX. CONVERSION RATES

The YRT rates in Exhibit C.IV shall be applicable to conversions, exchanges, and replacements. If non-underwritten, the rates will be point-in-scale measured from the date of issue of the original policy. If underwritten at the time the new policy is issued, new issue rates will apply.

XXI. EXPERIENCE REFUND

Reinsurance under this Agreement is not eligible for an experience refund.

EXHIBIT C-1 – REINSURANCE RATE TABLE

EXHIBIT D – CONDITIONAL RECEIPT LIABILITY

(Effective December 1, 2008)

I. AUTOMATIC REINSURANCE

We will be liable for losses under the terms of a Conditional Receipt or Temporary
Insurance Agreement only when the following qualifications are met:

a) We have reviewed your Conditional Receipt or Temporary Insurance Agreement
Form and have given you our written acceptance of the terms and procedures contained in the Form;

b) The risk would have qualified for automatic coverage under this Agreement;

c) You have kept your full retention or maximum quota share percentage for the age and table rating of the insured;

d) The amount ceded to us does not exceed the Automatic Acceptance Limits shown in
Exhibit A. Your retention will include any amounts retained under any in force policy on the life; and

e) The receipt was issued within your usual cash-with-application procedures.

Continuation of our liability for Conditional Receipt or Temporary Insurance Agreement
coverage is subject to your notifying us of changes to your application, receipt forms or procedures and practices for issuing life insurance covered under this Agreement.

II. FACULTATIVE REINSURANCE

We will not be liable for a claim incurred under the terms of a Conditional Receipt or
Temporary Insurance Agreement for a risk that has been submitted to us on a facultative basis until you have accepted our final offer and our underwriting department has received notification of such acceptance of our offer during the lifetime of the insured and before the expiration date of our offer.

EXHIBIT D-1 – INTERNAL CONDITIONAL RECEIPT PROCEDURES

(Effective December 1, 2008)

Refer to Conditional Receipt Form and/or Temporary Insurance Agreement Form attached as Exhibit B-1.